EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Penson Worldwide, Inc.

Dallas, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 3, 2011, relating to the consolidated statement of financial condition of Penson Worldwide, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of three years in the period ended December 31, 2010, and the effectiveness of Penson Worldwide, Inc.’s internal control over financial reporting appearing in Penson Worldwide, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010.

/s/ BDO USA, LLP
BDO USA, LLP
Dallas, Texas
March 2, 2012